Exhibit 99.1

Atkore Inc. Announces Second Quarter 2025 Results

•Net sales of $701.7 million, down 11.5% versus prior year
•Net income per diluted share decreased by $5.13 versus prior year to a diluted loss per share of $(1.46); Adjusted net income per diluted share decreased by $2.04 versus prior year to $2.04
•Net income decreased by $188.0 million versus prior year to a net loss of $50.1 million; Adjusted EBITDA decreased by $95.5 million versus prior year to $116.4 million
•The company recognized a non-cash asset impairment charge of $127.7 million
•Maintaining full-year Adjusted EBITDA outlook of $375 to $425 million; Adjusted net income per diluted share outlook of $5.75 to $6.85
•On April 30, 2025, Atkore’s Board of Directors declared a quarterly cash dividend of $0.33 per share of common stock payable on May 28, 2025, to stockholders of record on May 16, 2025.

HARVEY, IL. — May 6, 2025 (BUSINESS WIRE) - Atkore Inc. (the “Company” or “Atkore”) (NYSE: ATKR) announced earnings for its fiscal 2025 second quarter ended March 28, 2025.

“Atkore delivered strong second quarter results. We grew organic volume 5% year over year,” commented Bill Waltz, Atkore’s President and Chief Executive Officer. “The Company also realized improved productivity year over year.”

Waltz continued, “Especially during these dynamic times, Atkore’s diverse portfolio which is predominantly sourced and manufactured domestically allows us to navigate what has been a challenging set of market conditions. Our achievements would not be as strong without the dedication of our teams. As I’ve said before, our people are truly our greatest asset. I’m proud that Atkore has once again earned the USA Today Top Workplaces award, underscoring our commitment to “People” as one of the fundamentals of the Atkore Business System.”

2025 Second Quarter Results

	Three months ended
(in thousands)	March 28, 2025	March 29, 2024	Change	% Change
Net sales
Electrical	$492,677	$590,820	$(98,143)	(16.6)%
Safety & Infrastructure	209,272	202,419	6,853	3.4%
Eliminations	(225)	(328)	103	(31.4)%
Consolidated operations	$701,725	$792,911	$(91,186)	(11.5)%

Net (loss) income	$(50,057)	$137,955	$(188,012)	(136.3)%

Adjusted EBITDA
Electrical	$90,943	$195,752	$(104,809)	(53.5)%
Safety & Infrastructure	36,064	25,529	10,535	41.3%
Unallocated	(10,598)	(9,367)	(1,231)	13.1%
Consolidated operations	$116,408	$211,914	$(95,506)	(45.1)%

Net sales decreased by $91.2 million, or 11.5%, to $701.7 million for the three months ended March 28, 2025, compared to $792.9 million for the three months ended March 29, 2024. The decrease in net sales is primarily attributed to decreased average selling prices across the Company’s products of $131.4 million and partially offset by increased sales volume of $38.9 million.

Exhibit 99.1

Gross profit decreased by $106.5 million, or 36.5%, to $185.1 million for the three months ended March 28, 2025, as compared to $291.6 million for the prior-year period. Gross margin decreased to 26.4% for the three months ended March 28, 2025, as compared to 36.8% for the prior-year period. Gross profit decreased primarily due to declines in average selling prices of $131.4 million and increased freight costs of $8.8 million, partially offset by increased sales and cost of sales volume of $16.4 million and decreased input costs of $26.8 million.

Net income decreased by $188.0 million, or 136.3%, to a net loss of $50.1 million for the three months ended March 28, 2025 compared to $138.0 million of net income for the prior-year period primarily due to lower gross profit of $106.5 million, asset impairment charges of $127.7 million, loss on sale of a business of $6.1 million, partially offset by lower income tax expense of $48.3 million and lower intangible amortization of $4.1 million.

Adjusted EBITDA decreased by $95.5 million, or 45.1%, to $116.4 million for the three months ended March 28, 2025 compared to $211.9 million for the three months ended March 29, 2024. The decrease was primarily due to lower gross profit.

Net (loss) income per diluted share prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) was $(1.46) for the three months ended March 28, 2025, as compared to $3.67 in the prior-year period. Adjusted net income per diluted share decreased by $2.04 to $2.04 for the three months ended March 28, 2025, as compared to $4.08 in the prior year period. The decrease in diluted earnings (loss) per share is primarily attributed to the net loss recorded in the quarter.

Segment Results

Electrical

Net sales decreased by $98.1 million, or 16.6%, to $492.7 million for the three months ended March 28, 2025 compared to $590.8 million for the three months ended March 29, 2024. The decrease in net sales is primarily attributed to decreased average selling prices of $115.5 million and partially offset by increased sales volume of $21.5 million.

Adjusted EBITDA for the three months ended March 28, 2025 decreased by $104.8 million, or 53.5%, to $90.9 million from $195.8 million for the three months ended March 29, 2024. Adjusted EBITDA margin decreased to 18.5% for the three months ended March 28, 2025 compared to 33.1% for the three months ended March 29, 2024. The decrease in Adjusted EBITDA and Adjusted EBITDA margin was largely due to lower average selling prices.

Safety & Infrastructure

Net sales increased by $6.9 million, or 3.4%, for the three months ended March 28, 2025 to $209.3 million compared to $202.4 million for the three months ended March 29, 2024. The increase is primarily attributed to higher sales volume of $17.4 million and lower solar credit rebates of $5.8 million partially offset by lower selling prices of $15.9 million.

Adjusted EBITDA increased by $10.5 million, or 41.3%, to $36.1 million for the three months ended March 28, 2025 compared to $25.5 million for the three months ended March 29, 2024. Adjusted EBITDA margin increased to 17.2% for the three months ended March 28, 2025 compared to 12.6% for the three months ended March 29, 2024. The increase in Adjusted EBITDA and Adjusted EBITDA margin was largely due to higher than expected margins in the construction business.

Exhibit 99.1

Liquidity & Capital Resources

On April 30, 2025, Atkore’s Board of Directors declared a quarterly cash dividend of $0.33 per share of common stock payable on May 28, 2025, to stockholders of record on May 16, 2025.

Full-Year Outlook1

The Company is maintaining its estimate for fiscal year 2025 Adjusted EBITDA to be approximately $375 million to $425 million, and maintaining its estimate for Adjusted net income per diluted share to $5.75 - $6.85.

The Company notes that this perspective may vary due to changes in assumptions or market conditions and other factors described under “Forward-Looking Statements.”

Conference Call Information

Atkore management will host a conference call today, May 6, 2025, at 8 a.m. Eastern time, to discuss the Company’s financial results. The conference call may be accessed by dialing (888) 330-2446 (domestic) or (240) 789-2732 (international). The call will be available for replay until May 20, 2025. The replay can be accessed by dialing (800) 770-2030 for domestic callers, or for international callers, (609) 800-9909. The passcode for the live call and the replay is 5592214.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company, please visit the Company’s website at https://investors.atkore.com.

About Atkore Inc.

Atkore is a leading manufacturer of electrical products for commercial, industrial, data center, telecommunications, and solar applications. With 5,600 employees and $3.2B in sales in fiscal year 2024, we deliver sustainable solutions to meet the growing demands of electrification and digital transformation. To learn more, please visit www.atkore.com.

Dissemination of Company Information
Atkore intends to make future announcements regarding company developments and financial performance through its website, www.atkore.com, as well as through press releases, filings with the Securities and Exchange Commission (the “SEC”), conference calls, media broadcasts, and webcasts.

Media Contact:
Lisa Winter
Vice President - Communications
708-225-2453
AtkoreCommunications@atkore.com

Investor Contact:
Matthew Kline
Vice President - Treasury & Investor Relations
708-225-2116
Investors@atkore.com
1 Reconciliations of the forward-looking full-year 2025 outlook for Adjusted EBITDA and Adjusted net income per diluted share are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations. Accordingly, we are relying on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K to exclude these reconciliations.

Exhibit 99.1

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties disclosed in the Company’s filings with the SEC including but not limited to the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies, including application of tariffs; adverse weather conditions; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments, including inability or unwillingness to pay our invoices on time, with respect to one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; widespread outbreak of diseases; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand and changes in our business and valuation assumptions; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; changes in foreign laws and legal systems; our inability to introduce new products effectively or implement our innovation strategies; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our

Exhibit 99.1

acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of additional expenses, increases in the complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to “conflict minerals”; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; failure to generate cash sufficient to pay dividends; challenges attracting and retaining key personnel or high-quality employees; future changes to tax legislation; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; and other risks and factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA margin in evaluating the performance of our business and in the preparation of our annual operating budgets as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before income taxes, adjusted to exclude unallocated expenses, depreciation and amortization, interest expense, net, stock-based compensation, loss on extinguishment of debt, gains and losses on the divestiture of a business, impairment of assets, certain legal matters, and other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, gain on purchase of business, loss on assets held for sale, restructuring costs and transaction costs. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Net sales.

We believe Adjusted EBITDA and Adjusted EBITDA margin, when presented in conjunction with comparable GAAP measures, are useful for investors because management uses Adjusted EBITDA and Adjusted EBITDA margin in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company’s results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and certain non-cash items. We define Adjusted net income as net income before stock-based compensation, loss on extinguishment of debt, loss on assets held for sale, gains and losses on the divestiture of a business (including any additional tax adjustments related to those divestitures), insurance recoveries, asset impairment charges, intangible asset amortization, certain legal matters

Exhibit 99.1

and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. We define Adjusted net income per share as basic and diluted net income per share excluding the per share impact of stock-based compensation, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax.

Free Cash Flow

We define Free Cash Flow as net cash provided by (used in) operating activities, less capital expenditures. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

ATKORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
(in thousands, except per share data)	March 28, 2025	March 29, 2024	March 28, 2025	March 29, 2024
Net sales	$701,725	$792,911	$1,363,322	$1,591,392
Cost of sales	516,608	501,336	1,007,117	1,009,277
Gross profit	185,117	291,575	356,205	582,115
Selling, general and administrative	99,040	98,544	190,492	199,160
Intangible asset amortization	10,166	14,221	21,864	28,688
Asset impairment charges	127,733	—	127,733	—
Operating (loss) income	(51,822)	178,810	16,116	354,267
Interest expense, net	8,261	8,321	16,470	16,114
Other expense, net	6,426	730	7,559	742
(Loss) income before income taxes	(66,509)	169,759	(7,913)	337,411
Income tax (benefit) expense	(16,452)	31,804	(4,193)	61,076
Net (loss) income	$(50,057)	$137,955	$(3,720)	$276,335

Net (loss) income per share
Basic	$(1.47)	$3.71	$(0.11)	$7.37
Diluted	$(1.46)	$3.67	$(0.11)	$7.28

ATKORE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share and per share data)	March 28, 2025	September 30, 2024
Assets
Current Assets:
Cash and cash equivalents	$330,385	$351,385
Accounts receivable, less allowance for current and expected credit losses of $5,952 and $6,322, respectively	471,168	489,926
Inventories, net	521,173	524,695
Prepaid expenses and other current assets	192,967	158,382
Total current assets	1,515,693	1,524,388
Property, plant and equipment, net	622,915	652,093
Intangible assets, net	217,263	340,431
Goodwill	311,394	314,000
Right-of-use assets, net	163,492	180,656
Deferred tax assets	19,669	554
Other long-term assets	9,203	9,281
Total Assets	$2,859,629	$3,021,403
Liabilities and Equity
Current Liabilities:
Accounts payable	244,723	262,201
Income tax payable	3,692	2,000
Accrued compensation and employee benefits	38,526	44,723
Customer liabilities	123,017	108,782
Lease obligations	23,396	22,038
Other current liabilities	68,156	71,122
Total current liabilities	501,510	510,866
Long-term debt	765,913	764,838
Long-term lease obligations	151,571	164,328
Deferred tax liabilities	14,237	26,574
Other long-term liabilities	15,978	14,897
Total Liabilities	1,449,209	1,481,503
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 33,651,162 and 34,859,033 shares issued and outstanding as of March 28, 2025 and September 30, 2024, respectively	337	350
Additional paid-in capital	517,228	509,254
Retained earnings	922,732	1,049,390
Accumulated other comprehensive loss	(29,877)	(19,094)
Total Equity	1,410,420	1,539,900
Total Liabilities and Equity	$2,859,629	$3,021,403

ATKORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended
(in thousands)	March 28, 2025	March 29, 2024
Operating activities:
Net (loss) income	$(3,720)	$276,335
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	58,571	58,475
Asset impairment charges	127,733	—
Loss on sale of business	6,101	—
Deferred income taxes	(33,428)	(2,613)
Stock-based compensation	13,810	9,785
Amortization of right-of-use assets	16,412	13,442
(Gain) loss on disposal of property, plant and equipment	—	(471)
Other non-cash adjustments to net income	(42)	5,743
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	14,799	51,536
Inventories	(385)	(72,964)
Prepaid expenses and other current assets	(22,544)	(9,080)
Accounts payable	(4,277)	(22,708)
Accrued and other liabilities	(8,648)	(34,170)
Income taxes	(7,560)	(29,945)
Other, net	4,119	1,958
Net cash provided by operating activities	160,941	245,323
Investing activities:
Capital expenditures	(63,635)	(73,546)
Proceeds from sale of a business	6,711	—
Proceeds from sale of properties and equipment	7,132	548
Proceeds from insurance claims	1,770	—
Acquisition of businesses, net of cash acquired	—	(5,973)
Net cash used in investing activities	(48,022)	(78,971)
Financing activities:
Issuance of common stock, net of shares withheld for tax	(5,835)	(18,912)
Repurchase of common stock	(100,026)	(156,004)
Finance lease payments	(1,363)	(894)
Dividends paid to shareholders	(21,989)	(11,719)
Net cash used in financing activities	(129,213)	(187,529)
Effects of foreign exchange rate changes on cash and cash equivalents	(4,706)	1,113
Decrease in cash and cash equivalents	(21,000)	(20,064)
Cash and cash equivalents at beginning of period	351,385	388,114
Cash and cash equivalents at end of period	$330,385	$368,050

	Six months ended
(in thousands)	March 28, 2025	March 29, 2024
Supplementary Cash Flow Information
Capital expenditures, not yet paid	$2,373	$3,632
Operating lease right-of-use assets obtained in exchange for lease liabilities	$2,766	$37,039
Free Cash Flow:
Net cash provided by operating activities	$160,941	$245,323
Capital expenditures	(63,635)	(73,546)
Free Cash Flow:	$97,306	$171,777

ATKORE INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three months ended		Six months ended
(in thousands)	March 28, 2025	March 29, 2024	March 28, 2025	March 29, 2024
Net (loss) income	$(50,057)	$137,955	$(3,720)	$276,335
Interest expense, net	8,261	8,321	16,470	16,114
Income tax (benefit) expense	(16,452)	31,804	(4,193)	61,076
Depreciation and amortization	29,238	29,455	58,571	58,475
Stock-based compensation	7,713	5,028	13,810	9,785
Loss on sale of business	6,101	—	6,101	—
Asset impairment charges	127,733	—	127,733	—
Other (a)	3,872	(649)	787	3,653
Adjusted EBITDA	$116,408	$211,914	$215,559	$425,438

(a) Represents other items, such as inventory reserves and adjustments, (gain) loss on disposal of property, plant and equipment, (gain) loss on assets held for sale, realized or unrealized (gain) loss on foreign currency impacts of intercompany loans, insurance recoveries, transaction costs and restructuring costs.

ATKORE INC.
SEGMENT INFORMATION

The following table presents reconciliations of Net sales and calculations of Adjusted EBITDA margin by segment for the periods presented:

	Three months ended
	March 28, 2025			March 29, 2024
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA margin	Net sales	Adjusted EBITDA	Adjusted EBITDA margin
Electrical	$492,677	$90,943	18.5%	$590,820	$195,752	33.1%
Safety & Infrastructure	209,272	36,064	17.2%	202,419	25,529	12.6%
Eliminations	(225)			(328)
Consolidated operations	$701,725			$792,911

	Six months ended
	March 28, 2025			March 29, 2024
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA margin	Net sales	Adjusted EBITDA	Adjusted EBITDA margin
Electrical	$958,032	$183,330	19.1%	$1,184,481	$400,112	33.8%
Safety & Infrastructure	405,997	51,643	12.7%	407,545	45,042	11.1%
Eliminations	(707)			(634)
Consolidated operations	$1,363,322			$1,591,392

ATKORE INC.
ADJUSTED NET INCOME PER DILUTED SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three months ended		Six months ended
(in thousands, except per share data)	March 28, 2025	March 29, 2024	March 28, 2025	March 29, 2024
Net (loss) income	$(50,057)	$137,955	$(3,720)	$276,335
Stock-based compensation	7,713	5,028	13,810	9,785
Intangible asset amortization	10,166	14,221	21,864	28,688
Loss on sale of business	6,101	—	6,101	—
Asset impairment charges	127,733	—	127,733	—
Other (a)	3,103	(939)	(338)	2,673
Pre-tax adjustments to net income	154,816	18,310	169,170	41,146
Tax effect	(38,704)	(4,578)	(42,293)	(10,287)
Additional tax expense related to divestiture of a business	3,946	—	3,946	—
Adjusted net income	$70,001	$151,688	$127,103	$307,195

Diluted weighted average common shares outstanding	34,290	37,166	34,660	37,455
Net (loss) income per diluted share	$(1.46)	$3.67	$(0.11)	$7.28
Adjusted net income per diluted share	$2.04	$4.08	$3.67	$8.20

(a) Represents other items, such as inventory reserves and adjustments, (gain) loss on disposal of property, plant and equipment, loss on assets held for sale, realized or unrealized (gain) loss on foreign currency impacts of intercompany loans and insurance recoveries.

ATKORE INC.
NET DEBT

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	March 28, 2025	December 27, 2024	September 30, 2024	June 28, 2024	March 29, 2024	December 29, 2023
Long-term debt	$765,913	$765,375	$764,838	$764,300	$763,762	$763,225
Total debt	765,913	765,375	764,838	764,300	763,762	763,225
Less cash and cash equivalents	330,385	310,444	351,385	303,657	368,050	380,922
Net debt	$435,528	$454,931	$413,453	$460,643	$395,712	$382,303

TTM Adjusted EBITDA (a)	$561,833	$657,338	$771,713	$863,539	$927,676	$991,804

(a) TTM Adjusted EBITDA is equal to the sum of Adjusted EBITDA for the trailing four quarter period. The reconciliation of Adjusted EBITDA for the quarter ended December 27, 2024 can be found in Exhibit 99.1 to Form 8-K filed February 4, 2025 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended September 30, 2024 can be found in Exhibit 99.1 to Form 8-K filed November 21, 2024 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended June 28, 2024 can be found in Exhibit 99.1 to Form 8-K filed August 6, 2024 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended March 29, 2024 can be found in Exhibit 99.1 to Form 8-K filed May 7, 2024 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended December 29, 2023 can be found in Exhibit 99.1 to Form 8-K filed February 1, 2024 and is incorporated by reference herein.

ATKORE INC.

TRAILING TWELVE MONTHS ADJUSTED EBITDA

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months (TTM) ended March 28, 2025:

	TTM	Three months ended
(in thousands)	March 28, 2025	March 28, 2025	December 27, 2024	September 30, 2024	June 28, 2024
Net income (loss)	$192,815	$(50,057)	$46,336	$73,119	$123,417
Interest expense, net	35,940	8,261	8,209	9,526	9,944
Income tax expense (benefit)	49,097	(16,452)	12,260	18,759	34,531
Depreciation and amortization	121,113	29,238	29,333	32,611	29,932
Stock-based compensation	24,324	7,713	6,097	6,027	4,488
Loss on sale of business	6,101	6,101	—	—	—
Asset impairment charges	127,733	127,733	—	—	—
Other (a)	4,708	3,872	(3,085)	108	3,813
Adjusted EBITDA	$561,833	$116,408	$99,150	$140,150	$206,125

(a) Represents other items, such as inventory reserves and adjustments, (gain) loss on disposal of property, plant and equipment, (gain) loss on assets held for sale, realized or unrealized (gain) loss on foreign currency impacts of intercompany loans, insurance recoveries, transaction costs and restructuring costs.